Exhibit 10.18
NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT
Dated as of the 27 day of June 2011,
between
FALSTAFF PARTNERS LLC
as Lessor,
and
CARLYLE INVESTMENT MANAGEMENT L.L.C.
as Lessee,
concerning one Gulfstream G-550 aircraft bearing U.S. registration number N385WL, and manufacturer’s serial number 5196
INSTRUCTIONS FOR COMPLIANCE WITH
“TRUTH IN LEASING” REQUIREMENTS UNDER FAR § 91.23
Within 24 hours after execution of this Aircraft Lease Agreement:
mail a copy of the executed document, without Schedule A, to the following address via certified mail, return receipt requested:
Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125
At least 48 hours prior to the first flight to be conducted under this Agreement:
provide notice of the departure airport and proposed time of departure of said first flight, by telephone or facsimile, to the Flight Standards
District Office located nearest the departure airport.
Carry a copy of this Aircraft Lease Agreement in the aircraft at all times.
*     *     *
Schedule A contains only economic rental data and is
intentionally omitted for FAA submission purposes.

This NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT (the “Agreement”) is entered into as of June 27, 2011 (the “Effective Date”), by and between FALSTAFF PARTNERS LLC (“Lessor”), and CARLYLE INVESTMENT MANAGEMENT L.L.C. (“Lessee”).
W I T N E S S E T H :
          WHEREAS, Lessor is, as of the Effective Date of this Agreement, the registered owner or lessee of the Aircraft described and referred to herein;
          WHEREAS, Lessee desires to lease from the Lessor, and Lessor desires to lease to Lessee, the Aircraft, upon and subject to the terms and conditions of this Agreement; and
          WHEREAS, during the term of this Agreement, the Aircraft may be subject to concurrent leases to other lessees.
          NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
SECTION 1. DEFINITIONS
1.1	The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means the Airframe and the Engines. Such Engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or on the ground.

“Airframe” means that certain Gulfstream G-550 aircraft bearing U.S. registration number N385WL, and manufacturer’s serial number 5196 together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FARs, the Federal Aviation Act of 1958 as amended, and Title 49, Subtitle VII of the United States Code.

“Business Day” means any day of the year in which banks are not authorized or required to close in the location of Lessor’s address for notification.

“Engines” means two (2) Rolls-Royce engines bearing manufacturer’s serial numbers 15495 and 15496 together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. An Engine shall remain leased hereunder whether or not from time to time attached to the Airframe or on the ground.

“FAA” means the Federal Aviation Administration of the United States Department of Transportation or any successor agency.

“FARs” means collectively the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Flight Crew” has the meaning specified in Section 5.3 of this Agreement.

“Flight Hour” means each flight hour of use of the Aircraft by Lessee, as recorded on the Aircraft hour meter and measured from the time the Aircraft wheel blocks are removed at the beginning of a flight, to the time the Aircraft wheel blocks are replaced after the Aircraft lands at the end of a flight in one-tenth (1/10th) of an hour increments. Flight Hours also include any flight hours consumed in repositioning the Aircraft to facilitate Lessee’s scheduled itineraries.

“FSDO Notice” means a FSDO Notification Letter in the form of Schedule B attached hereto.

“Lien” means any mortgage, security interest, international interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement.

“Operating Base” means Dulles International Airport, Virginia.

“Operational Control” has the same meaning given the term in Section 1.1 of the FARs.

“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FARs. “Rent Payment Date” means the last Business Day of each calendar month.

“Schedule Keeper” means the person designated by Lessor to coordinate the scheduling of the Aircraft.

“Taxes” means all sales taxes, use taxes, retailer taxes, duties, fees, excise taxes (including, without limitation, federal transportation excise taxes), or other taxes of any kind which may be assessed or levied by any Taxing Jurisdiction as a result of the lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee.

“Taxing Jurisdictions” means any federal, state, county, local, airport, district, foreign, or other governmental authority that imposes Taxes.

“Term” means the term of this Agreement set forth in Section 3.1.

SECTION 2. LEASE AND DELIVERY OF TILE AIRCRAFT
2.1	Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Aircraft, on the terms and conditions of this Agreement.

2.2	Delivery. The Aircraft shall be delivered by Lessor to the Lessee at the Operating Base or at such other location that is mutually agreeable by Lessor and Lessee prior to each use of the Aircraft in “AS IS”, “WHERE AS” condition subject to each and every disclaimer of warranty and requirements as set forth in Section 4.3 hereof. Upon each such delivery, the United States standard airworthiness certificate issued for the Aircraft shall be present on board the Aircraft, and said standard airworthiness certificate shall be effective in accordance with FAR 21.181(a)(1). Lessor shall not be liable for delay or failure to furnish the Aircraft pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, terrorism, civil commotion, strikes or labor disputes, weather conditions, or acts of God.

2.3	Non-Exclusivity. Lessee and Lessor acknowledge that the Aircraft is leased to Lessee on a non-exclusive basis, and that the Aircraft shall, at other times, be operated by Lessor and may be otherwise subject to lease to others during the Term at Less or’s sole discretion. During any period during which the Lessor or any other person or entity is utilizing the Aircraft, Lessee’s leasehold rights to possession of the Aircraft under this Agreement shall temporarily abate, but all other provisions of this Agreement shall nevertheless continue in full force and effect.

2.4	FSDO Notice. At least 48 hours prior to the first flight to be conducted under this Agreement, Lessee shall complete the FSDO Notice attached hereto as Schedule B and deliver the completed FSDO Notice by facsimile to the FAA Flight Standards District Office located nearest to the departure airport of said first flight.
SECTION 3. TERM, SCHEDULING, AND RENT
3.1	Term. The Term shall commence on the Effective Date, and be effective for a period of one (1) year. At the end of the first one (1) year period or any subsequent one (1) year period, the Term shall automatically be renewed for an additional one (1) year period, unless terminated by either party. Either party may terminate this Agreement with or without cause upon forty-eight (48) hours notice to the other party; provided, however, that Lessee shall be permitted to complete any scheduled use of the Aircraft which has commenced.

3.2	Scheduling. Lessee’s use of the Aircraft during the Term of this Agreement is non-exclusive. The parties agree as follows:
(a)	Use by Lessor and Other Lessees. Lessor and Lessee agree that Lessor may lease the Aircraft to one or more other lessees during the Term on a non-exclusive basis, that Lessor has the absolute right to determine the availability of the Aircraft for Lessee and that Less or’s use of the Aircraft shall have priority over the availability of the Aircraft for lease to Lessee or any other party. Lessor agrees that at such times as the Aircraft is not undergoing maintenance or being used by

Lessor, Lessee and all other lessees of the Aircraft shall have equal rights to use of the Aircraft and that all use of the Aircraft shall be scheduled on a “first come, first served” basis; provided, however, that Lessee and all other lessees shall cooperate in good faith on all scheduling matters and shall use their respective best efforts to avoid scheduling conflicts involving the Aircraft.

(b)	Designation of Schedule Keeper. Lessor shall advise Lessee of the individual or entity that will coordinate the scheduling of the Aircraft.

(c)	Minimum Usage by Lessee. Nothing contained herein shall obligate Lessee to any minimum usage of the Aircraft, it being understood and agreed that Lessee’s usage shall be on an “as-needed” basis.
3.3	Rent. The Lessee shall pay rent in an amount equal to the Hourly Rent specified in Schedule A attached hereto for each Flight Hour of use of the Aircraft by Lessee. The amount of Hourly Rent paid during the calendar year (or prorated portion thereof) shall be compared to the actual utilization costs of the Aircraft at the end of each calendar year beginning December 31, 2011. If the actual utilization costs exceed the amount of Hourly Rent paid, Lessee shall pay the amount of such excess to Lessor by the Rent Payment Date in January of the immediately following year. If the amount of Hourly Rent paid during the calendar year (or prorated portion thereof) exceeds the actual utilization costs, Lessor shall apply the amount of such excess to the account of Lessee for credit against future Hourly Rent which is due under this Agreement. All rent accrued during any calendar month shall be payable in arrears on the Rent Payment Date in the immediately succeeding calendar month without further demand or invoice. All rent shall be paid to the Lessor in immediately available U.S. funds and in form and manner as the Lessor in its sole discretion may instruct Lessee from time to time. In the event the Lease is terminated by either party pursuant to Section 3.1, Lessee shall pay upon demand all outstanding Hourly Rent for each used Flight Hour.

3.4	Taxes. Neither rent nor any other payments to be made by Lessee under this Agreement includes the amount of any Taxes which may be assessed or levied by any Taxing Jurisdictions as a result of the lease of the Aircraft to Lessee. Lessee shall remit to Lessor all such Taxes together with each payment of rent pursuant to Section 3.3.
SECTION 4. REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF WARRANTIES
4.1	Representations and Warranties of Lessee. Lessee represents and warrants as of the date hereof and during the entire Term hereof as follows:
4.1.1	Lessee is a validly organized limited liability company under the laws of the State of Delaware, and the person executing on behalf of Lessee has full power and authority to execute this Agreement on behalf of Lessee and by such execution shall bind Lessee under this Agreement.

4.1.2	No action, suit, or proceeding is currently pending or threatened against Lessee which shall in any material way affect Lessee’s financial status as of the date hereof, or impair the execution, delivery, or performance by Lessee of this Agreement.

4.1.3	The execution and delivery of this Agreement by Lessee and the performance of its obligations hereunder have been duly authorized by all necessary corporate action and do not conflict with any provision of Lessee’s articles of organization, bylaws, operating agreement, any governmental regulations, or any other agreements that Lessee may now have with other parties.

4.1.4	Lessee is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

4.1.5	Lessee will not permit the Aircraft to be operated in any manner contrary to any manual or instructions for the Aircraft or in violation of the terms or conditions of any insurance policy covering the Aircraft or any applicable statute, regulation, ordinance, or other law.
4.2	Representations and Warranties of Lessor. Lessor represents and warrants as of the date hereof and during the entire Term hereof as follows:
4.2.1	Lessor is a validly organized limited liability company under the laws of the State of Delaware, and the person executing on behalf of Lessor has full power and authority to execute this Agreement on behalf of Lessor and by such execution shall bind Lessor under this Agreement.

4.2.2	No action, suit, or proceeding is currently pending or threatened against Lessor which shall in any material way affect Less or’s financial status as of the date hereof, or impair the execution, delivery, or performance by Lessor of this Agreement.

4.2.3	The execution and delivery of this Agreement by Lessor and the performance of its obligations hereunder have been duly authorized by all necessary limited liability company action and do not conflict with any provision of Less or’s articles of organization, bylaws, operating agreement, any governmental regulations, or any other agreements that Lessor may now have with other parties.
4.3	Disclaimer of Warranties. THE AIRCRAFT IS BEING LEASED BY THE LESSOR TO THE LESSEE HEREUNDER ON AN “AS IS” BASIS. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES, AND LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE AND LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY WARRANTIES, OBLIGATIONS AND LIABILITIES OF LESSOR, EXPRESS, IMPLIED, ARISING BY LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE WITH RESPECT TO THE DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT. LESSOR SHALL HAVE

NO RESPONSIBILITY OR LIABILITY TO LESSEE OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE FOLLOWING, REGARDLESS OF ANY NEGLIGENCE OR FAULT OF LESSOR: (A) ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE AIRCRAFT OR ANY COMPONENT OF THE AIRCRAFT OR BY ANY INADEQUACY THEREOF, ANY DEFICIENCY OR DEFECT IN THIS AGREEMENT OR ANY OTHER CIRCUMSTANCES IN CONNECTION WITH THE AIRCRAFT OR THIS AGREEMENT; (B) THE USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT OR ANY COMPONENT OF THE AIRCRAFT OR ANY RISKS RELATING THERETO; OR (C) ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR CONSEQUENTIAL DAMAGES. LESSEE SHALL INDEMNIFY, DEFEND AND HOLD LESSOR HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, SUITS, PROCEEDINGS, INJURIES (OR DEATH), DAMAGES, LIABILITIES, COSTS OR EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES) ARISING FROM OR IN ANY WAY RELATING TO LESSEE’S LEASE OR POSSESSION OF THE AIRCRAFT DURING THE TERM AND SUCH INDEMNIFICATION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.
SECTION 5. REGISTRATION, USE, OPERATION, MAINTENANCE AND POSSESSION
5.1	Title and Registration. Title to the Aircraft shall remain vested in Lessor at all times during the Term to the exclusion of Lessee and that Lessor shall have only such rights as shall be specifically set forth herein. Lessor represents that as of the date of this Agreement the Aircraft is, and throughout the Term the Aircraft shall remain, lawfully registered as a civil aircraft of the United States.

5.2	Use and Operation. Except as otherwise expressly provided herein, Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft while in its possession during the Term of this Agreement. Lessee shall operate the Aircraft in accordance with the provisions of Part 91 of the FARs and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise on a compensatory or “for hire” basis except to the limited extent permitted under Subpart F of Part 91 of the FARs, if applicable. Lessee agrees not to operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located, in any area excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engines, or in any war zone. Lessee agrees not to knowingly operate the Airframe or any Engine or knowingly permit the Airframe or any Engine to be operated during the Term except in operations for which Lessee is duly authorized, or to knowingly use or permit the Aircraft to be used for a purpose for which the Aircraft is not designed or reasonably suitable. Lessee will not knowingly use or operate the Aircraft in violation of any Applicable Law, or contrary to any manufactures operating manuals or instructions. Lessee shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by law nor shall it be used during the existence of any known defect except in accordance with the FARs.

5.3	Operating Costs. Except as otherwise provided herein, Lessor shall pay certain fixed and variable costs of operating the Aircraft, including, without limitation, all costs of insurance, hangarage at the Operating Base, maintenance and inspections, overhauls, oil and other lubricants. The foregoing notwithstanding, Lessee shall, at its own expense, (i) pay costs of fuel required for operation of Lessee’s flights, (ii) pay standard catering costs, (iii) locate and retain (either through direct employment or contracting with an independent contractor for flight services) all pilots and other cabin personnel (including mechanic) required for Lessee’s operations of the Aircraft (collectively the “Flight Crew”), and (iv) pay all miscellaneous out-of-pocket expenses incurred in connection with Lessee’s operation of the Aircraft, including, but not limited to, landing fees, ramp fees, overnight hangar fees, de-icing costs, contaminant recovery costs, special-request catering and commissary costs, in-flight entertainment and telecommunications charges, ground transportation, Flight Crew travel expenses, charts, manuals, and other publications obtained for the specific flight, and any other similar items.

5.4	Maintenance of Aircraft. Lessee shall perform, or cause to be performed, all pre- and post flight inspections in accordance and as required by the FAA-approved inspection program for the Aircraft. Lessee shall notify Lessor, or cause Lessor to be notified, of any maintenance requirement, dangerous condition, malfunction or worn part that may be discovered during any such inspection. Subject to the foregoing, Lessor shall be solely responsible for arranging the performance of all maintenance and inspections of the Aircraft during the Term, shall ensure that the Aircraft is maintained in an airworthy condition during the Term, and shall coordinate the performance of and payment for all repairs and maintenance of the Aircraft.

5.5	Flight Crew. All members of the Flight Crew shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of Applicable Law and all insurance policies covering the Aircraft. All members of the Flight Crew who are pilots shall be fully trained in accordance with an FAA-approved training program; including initial and recurrent training and, where appropriate, contractor-provided simulator training.

5.6	Operational Control. THE PARTIES EXPRESSLY AGREE THAT LESSEE SHALL AT ALL TIMES WHILE THE AIRCRAFT IS IN ITS POSSESSION DURING THE TERM MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “DRY” OPERATING LEASE. Lessee shall exercise exclusive authority over initiating, conducting, or terminating any flight conducted pursuant to this Agreement, and the Flight Crew shall be under the exclusive command and control of Lessee in all phases of such flights.

5.7	Authority of Pilot in Command. Notwithstanding that Lessee shall have operational control of the Aircraft during any flight conducted pursuant to this Agreement, Lessor and Lessee expressly agree that the Pilot in Command member of the Flight Crew retained by Lessee, pursuant to Section 5.3, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The

Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability for loss, injury, damage or delay to Lessor.

5.8	Right to Inspect. Lessor and its agents shall have the right to inspect the Aircraft at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Aircraft and to satisfy Lessor that the Aircraft is being properly repaired and maintained in accordance with the requirements of this Agreement. All required repairs shall be performed as soon as practicable after such inspection.

5.9	Modification of Aircraft. Lessee shall not make or permit to be made any modification or alteration, improvement, or addition to the Aircraft without the express written consent of Lessor.

5.10	Fines, Penalties and Forfeitures. Lessee shall be solely responsible for any fines, penalties or forfeitures relating in any manner to the operation or use of the Aircraft by Lessee under this Agreement.
SECTION 6. CONDITION DURING TERM AND RETURN OF AIRCRAFT
6.1	Return. Upon completion of each use of the Aircraft by Lessee during the Term, Lessee shall return the Aircraft to the Lessor by delivering the same to the Operating Base, fully equipped with all Engines installed thereon. Upon each such delivery, the Aircraft shall be in as good operating condition as at it was in when Lessor delivered the Aircraft to Lessee, ordinary wear and tear excepted, and the United States standard airworthiness certificate issued for the Aircraft shall be present on board the Aircraft and said standard airworthiness certificate shall be effective in accordance with FAR 21.181(a)(1). Nothing contained in this Section 6.1 may be interpreted to require Lessee to perform any maintenance or other obligation which is the responsibility of the Lessor pursuant to Section 5.4 hereof; provided, however, that Lessee shall be obligated to ensure that Lessor is advised of any maintenance requirement, dangerous condition, malfunction or worn part that may be discovered during each period during the Term commencing with the delivery of the Aircraft to Lessee and terminating when the Aircraft has been redelivered to Lessor in the condition required hereunder.
SECTION 7. LIENS
7.1	Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third parties as a result of Lessee’s or its agents’ or representatives’ action or inaction. Lessee shall notify Lessor promptly upon learning of any liens not permitted by these terms. Lessee shall, at its own cost and expense, take all such actions as may be necessary to discharge and satisfy in full any such lien promptly after the same becomes known to it.

SECTION 8. INSURANCE
8.1	Liability. Lessor shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than Two Hundred and Fifty Million United States Dollars (USD$250,000,000.00) Combined Single Limit for the benefit of itself and Lessee in connection with the use of the Aircraft. Said policy shall be an occurrence policy and shall include Lessee as an operator and an Additional Named Insured.

8.2	Hull. Lessor shall maintain, or cause to be maintained, aircraft hull insurance in the amount of Forty Four Million United States Dollars (US$44,000,000.00) which the parties agree shall be deemed to be the full replacement value of the Aircraft, and such insurance shall name Lessor and any first lien mortgage holder as loss payees as their interests may appear. Said policy shall contain a waiver of subrogation clause in favor of all Additional Named Insureds.

8.3	Insurance Certificates. Lessor will provide Lessee with a Certificate of Insurance upon execution of this Agreement and thereafter reasonably upon request therefor.

8.4	Conditions of Insurance. Each insurance policy required hereunder shall insure the interest of Lessee regardless of any breach or violation by Lessor of any warranties, declarations, or conditions contained in such policies. Each such policy shall be primary without any right of contribution from any insurance maintained by Lessee. The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which Lessee will operate the Aircraft for which the insurance is placed. Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessor, whether voluntary or involuntary, such policy shall continue in force for the benefit of Lessee for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given to Lessee. Each policy shall contain an agreement by the Insurer to provide Lessee with thirty (30) days’ advance written notice of any deletion, cancellation, or material change in coverage.

8.5	Insurance Companies. Each insurance policy required hereunder shall be issued by a company or companies who are qualified to do business in the United States and who (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; and (ii) will respond to any claim or judgment against Lessee in any competent state or federal court in the United States or its territories.
SECTION 9. DEFAULTS AND REMEDIES
9.1	Upon the occurrence of any failure by a party hereto duly to observe or perform any of its obligations hereunder, and at any time thereafter so long as the same shall be continuing, the other party may, at its option, declare in writing that this Agreement is in default; and at any time thereafter, so long as the outstanding default shall not have been remedied, the non-defaulting party may cancel, terminate, or rescind this Agreement and may exercise any and all remedies available to it at law or in equity.
SECTION 10. NOTICES
10.1	All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered by hand or on the next Business Day when sent by overnight courier or when transmitted by means of facsimile or e-mail (with request for assurance of receipt in a manner typical with respect to communications of that type and followed promptly with the original thereof and a copy sent simultaneously therewith by first class mail, postage prepaid) in each case at the address set forth below:

If to Lessor:	Falstaff Partners LLC c/o Stewart Management Company 1410 Nemours Building 1007 Orange Street Wilmington, Delaware 19801

If to Lessee:	Carlyle Investment Management L.L.C. 1001 Pennsylvania Ave. NW Suite 220 Washington, DC 20004 Attn: Jeffrey Ferguson
SECTION 11. EVENT OF LOSS AND INDEMNIFICATION
11.1	Notification of Event of Loss. In the event any damage to or destruction of the Aircraft shall occur, while the Aircraft is in the possession of Lessee, or in the event of any whole or partial loss of the Aircraft during such time, including, without limitation, any loss resulting from the theft, condemnation, confiscation or seizure of, or requisition of title to or use of, the Aircraft by private persons or by any governmental or purported governmental authority, Lessee shall immediately:
11.1.1	report the event of loss to Lessor, the insurance company or companies, and to any and all applicable governmental agencies; and

11.1.2	furnish such information and execute such documents as may be required and necessary to collect the proceeds from any insurance policies.
11.2	Repair or Termination. In the event the Aircraft is partially destroyed or damaged, Lessor shall have the option, in its sole discretion, to either (i) fully repair the Aircraft in order that it shall be placed in at least as good condition as it was prior to such partial destruction or damage; or (ii) terminate this Agreement. Within five (5) days after the date of such partial destruction or damage, Lessor shall give written notice to Lessee specifying whether Lessor has elected fully to repair the Aircraft and, if so, the expected date the Aircraft will be fully repaired and available for Lessee’s use in accordance with this Agreement, or to terminate this Agreement, which termination shall be effective immediately upon such written notice from Lessor to Lessee setting forth Lessor’s election to so terminate this Agreement.

11.3	Indemnification. Lessee hereby releases, and shall defend, indemnify and hold harmless Lessor and its shareholders, members, directors, officers, managers, employees, successors and assigns, from and against, any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any attorneys’ fees and other reasonable costs and expenses, directly or indirectly arising from the use of the Aircraft by Lessee to the extent of available insurance.
SECTION 12. MISCELLANEOUS
12.1	Entire Agreement. This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the signatories hereto. This Agreement constitutes the entire agreement of the parties as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

12.2	Other Transactions. Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises, or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration for, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

12.3	Prohibited and Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of Lessor and Lessee hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

12.4	Enforcement. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Lessor, Lessee, and each of their agents, servants and personal representatives.

12.5	Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

12.6	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

12.7	Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

12.8	No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

12.9	No Assignments. Neither party may assign its rights or obligations under this Agreement without the prior written permission of the other.

12.10	Governing Law. This Agreement has been negotiated and delivered in the District of Columbia and shall in all respects be governed by, and construed in accordance with, the laws of the District of Columbia, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

12.11	Jurisdiction and Venue. Each party hereby consents to the nonexclusive jurisdiction and venue of the state and federal courts serving the District of Columbia. Nothing in this Agreement shall, however, prohibit any party from seeking enforcement of this Agreement in any appropriate court and in any jurisdiction where the patty against whom enforcement is sought is subject to personal jurisdiction and where venue is proper.
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SECTION 13. TRUTH IN LEASING
13.1	TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FARs.
WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, EXCEPT TO THE EXTENT THE AIRCRAFT IS LESS THAN TWELVE (12) MONTHS OLD, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED AND IN ACCORDANCE WITH THE FOLLOWING PROVISIONS OF FAR:
CHECK ONE:

☐	91.409 (f) (1): A continuous airworthiness inspection program that is part of a continuous airworthiness maintenance program currently in use by a person holding an air carrier operating certificate or an operating certificate issued under FAR Part 121, 127, or 135 and operating that make and model aircraft under FAR Part 121 or operating that make and model under FAR Part 135 and maintaining it under FAR 135.411(a)(2).

☐	91.409 (f) (2): An approved aircraft inspection program approved under FAR 135.419 and currently in use by a person holding an operating certificate issued under FAR Part 135.

☑	91.409 (f) (3): A current inspection program recommended by the manufacturer.

☐	91.409 (f) (4): Any other inspection program established by the registered owner or operator of the Aircraft and approved by the Administrator of the Federal Aviation Administration in accordance with FAR 91.409 (g).
THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR:
CHECK ONE:

☐ 91.409 (f) (1)	☐ 91.409 (f) (2)	☑ 91.409 (f) (3)	☐ 91.409 (f) (4)
LESSEE ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE LESSEE OF SUCH AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE. THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST By AN APPROPRIATELY

CONSTITUTED IDENTIFIED REPRESENTATIVE OP THE ADMINISTRATOR OF THE FAA.
*     *     *
          IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Non-Exclusive Aircraft Lease Agreement to be duly executed as of the Effective Date.

LESSOR:

Falstaff Partners LLC

By:	/s/ C. Anthony Shippan

Print: C. Anthony Shippan
Title: Manager

LESSEE:

Carlyle Investment Management L.L.C.

By:

Print:
Title:

CONSTITUTED IDENTIFIED REPRESENTATIVE OP THE ADMINISTRATOR OF THE FAA.
*     *     *
          IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Non-Exclusive Aircraft Lease Agreement to be duly executed as of the Effective Date.

LESSOR:

Falstaff Partners LLC

By:

Print: C. Anthony Shippan
Title: Manager

LESSEE:

Carlyle Investment Management L.L.C.

By:	/s/ Jeffrey W. Ferguson

Print: Jeffrey W. Ferguson
Title: Managing Director